Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 8, 2015 (July 6, 2015 as to the effects of the reverse stock split described in Note 13) relating to the consolidated financial statements of ProNAi Therapeutics, Inc., (which report expresses an unqualified opinion and includes an explanatory paragraph referring to substantial doubt about the Company’s ability to continue as a going concern) as of December 31, 2014 and 2013 and for the years then ended, appearing in Registration Statement No. 333-204921 of ProNAi Therapeutics, Inc. on Form S-1.

/s/ Deloitte & Touche LLP

Detroit, MI

July 16, 2015